UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM 8-A


           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                         PSEG ENERGY HOLDINGS L.L.C.
          (Exact name of registrant as specified in its charter)

       New Jersey                                         22-2983750
(State or other jurisdiction                           (I.R.S. Employer
    of incorporation)                                Identification No.)

                               80 Park Plaza
                               P.O. Box 1171
                      Newark, New Jersey 07101-1171
                               973-430-7000
                           http://www.pseg.com
           (Address of principal executive offices) (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ X ]

Securities  Act  registration  statement file number to which this form relates:
None.

Securities to be registered pursuant to Section 12 (b) of the Act: None.

Securities to be registered pursuant to Section 12 (g) of the Act:

         Limited Liability Company Ordinary Unit Membership Interest
      -----------------------------------------------------------------
                              Title of Class

           INFORMATION REQUIRED IN REGISTRATION STATEMENT


1.   Description of Registrant's Securities to be Registered

The material terms of our ordinary unit membership interest are set forth below. You should review our amended and restated limited liability company agreement in its entirety for a complete discussion of the ordinary unit membership interest.

Description of Membership Interest

The material terms of PSEG Energy Holdings L.L.C.'s ordinary unit membership interest are set forth below. The Amended and Restated Limited Liability Company Agreement dated as of October 31, 2002 (the "LLC Agreement") should be reviewed in its entirety for a complete discussion of the membership interest.

CAPITAL CONTRIBUTIONS: The Initial Member was deemed admitted as of the date of the formation of the Company and was obligated to make the capital contribution provided for in the LLC Agreement. The Initial Member is Public Service Enterprise Group Incorporated.

ADDITIONAL CAPITAL CONTRIBUTIONS: The Initial Member is not required to make additional capital contributions. The Initial Member, upon its written consent, may make additional capital contributions.

VOTING RIGHTS: All voting rights are conferred on the Initial Member.

ALLOCATION OF PROFITS AND LOSSES: Profits and losses are allocated to the Initial Member.

DISTRIBUTIONS: Distributions to the Initial Member shall be made at the time and in aggregate amounts determined by the Board of Managers.

ADMISSION OF ADDITIONAL MEMBERS: One or more additional members may be admitted upon the written consent of the Initial Member.

AMENDMENT: Amendments to the LLC Agreement may be made exclusively by the Board of Managers.

ADDITIONAL CLASSES OF SECURITIES: An additional class of membership interest providing for a preferred return entitled, Preference Units, was established by the LLC Agreement. The Board of Managers has the ability to establish additional classes of securities.

OTHER PROVISIONS: There are no provisions with respect to conversion, sinking fund requirements, redemption, classification of the board of managers, pre-emption rights, restrictions on alienability, or discrimination against any holder of a substantial amount of securities.

2. Exhibits

Exhibit Number                                       Description

1. Certificate of Formation dated July 24, 2002 of PSEG Energy Holdings L.L.C. (incorporated by reference to Exhibit 3 filed with Form 8-K dated October 1, 2002).

2. Certificate of Amendment dated October 2, 2002 to Certificate of Formation (incorporated by reference to Exhibit 3.1 filed with Form 8-K dated October 1, 2000).

3.   Amended and Restated Limited  Liability Company Agreement dated October 31,
     2002).

                                  SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           PSEG ENERGY HOLDINGS L.L.C.
                                           ---------------------------
                                                  (Registrant)


                                           By:  /s/ Derek M. DiRisio
                                           ---------------------------
                                           Name:  Derek M. DiRisio
                                           Title:  Vice President and Controller
                                          (Principal Accounting Officer)


Date: March 21, 2003